EXHIBIT 8.1




                     LIST OF SUBSIDIARIES FOR UNIGLOBE.COM


(1)  Uniglobe.com (USA) Inc. -- Incorporated in the State of Washington

(2)  Uniglobe.com (Barbados) Inc. -- Incorporated in Barbados